UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/21/2011

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14206

Texas	74-0607870
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas 79901
(Address of principal executive offices, including zip code)

(915) 543-5711
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As previously disclosed, the City Council for the City of El Paso (the "City") adopted a resolution on November 15, 2011 which established temporary rates at current levels for customers of El Paso Electric Company (the "Company") residing within the City limits. These temporary rates were to be effective from November 15, 2011 until a final determination is made by the Public Utility Commission of Texas ("PUCT") on the Company's rates in the rate proceeding initiated by the City. Upon a final determination, the City or PUCT (i) shall authorize the Company to surcharge bills to recover amounts by which the money collected under the temporary rates are less than the amounts that would have been collected under the final rates, plus interest; or (ii) may order a refund to customers of the amounts collected under the temporary rates that are in excess of the final rates, plus interest.

On November 21, 2011, the Company filed a petition with the PUCT (Docket No. 39924) seeking review of the City's temporary rate resolution. In the petition, the Company asks the PUCT to issue an order rescinding and setting aside the City's resolution not only because it violates PUCT precedent and Texas law, but was passed using procedures antithetical to transparent, objective and lawful decision-making.   The Company also asks the PUCT to issue an emergency order to preserve the uniform system-wide rates within the Company's Texas service territory while this appeal is pending before the PUCT, to avoid inequities between and discrimination among the Company's customers.

The Company has posted a copy of its petition on the Company's website at www.epelectric.com under the "Regulatory Filings" tab of the "Investor Relations" page. The Company's website and its contents should not be construed to be incorporated into or form a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Date: November 22, 2011	By:	/s/ DAVID G. CARPENTER
DAVID G. CARPENTER
Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)